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                                                                     EXHIBIT 2.5


                            ASSET PURCHASE AGREEMENT

    THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made as of September 6, 2000 among Cumulus Broadcasting, Inc., a Nevada corporation ("CBI"), Cumulus Licensing Corp., a Nevada corporation ("CLC"), Cumulus Wireless Services, Inc., a Nevada corporation ("CWS") (CBI, CLC and CWS, collectively, "Seller"), Clear Channel Broadcasting, Inc., a Nevada corporation ("CCB") and Clear Channel Broadcasting Licenses, Inc., a Nevada corporation ("CCBL") (CCB and CCBL, collectively, "Buyer").

                                    Recitals

    A. Seller owns and operates the following radio broadcast stations the ("Cumulus Stations") pursuant to certain licenses, permits and authorizations issued by the Federal Communications Commission (the "FCC"):

         Columbus, Georgia:            WVRK(FM), Columbus, GA
                                       WMLF(AM), Columbus, GA
                                       WPNX(AM), Columbus, GA
                                       WAGH(FM), Fort Mitchell, AL
                                       WGSY(FM), Phenix City, AL
                                       WBFA(FM), Smiths, AL

         Mankato/New Ulm, Minnesota:   KXLP(FM), New Ulm, MN
                                       KNSG(FM), Springfield, MN
                                       KYSM(AM), Mankato, MN
                                       KYSM-FM, Mankato, MN
                                       KNUJ-FM, Sleepy Eye, MN
                                       KNUJ(AM), New Ulm, MN

         Rochester, Minnesota:         KWEB(AM), Rochester, MN
                                       KRCH(FM), Rochester, MN
                                       KMFX-FM, Lake City, MN
                                       KMFX(AM), Wabasha, MN
                                       KNFX(AM), Austin, MN

         Mason City, Iowa:             KWMM(FM), Osage, IA
                                       KLKK(FM), Clear Lake, IA
                                       KIAI(FM), Mason City, IA
                                       KCZE(FM), New Hampton, IA
                                       KCHA-FM, Charles City, IA
                                       KCHA(AM), Charles City, IA
                                       KGLO(AM), Mason City, IA

         B. Seller supplies programming and marketing services to, and is acquiring, the following radio broadcast stations (the "Evansville Stations") from Connoisseur Communications of Evansville, L.P. and its affiliates ("Connoisseur") pursuant to an Asset



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Purchase Agreement (the "Evansville APA") and a Local Market Agreement (the
"Evansville LMA"), both dated November 29, 1999:

         Evansville, Indiana:          WGBF-FM, Henderson, KY
                                       WGBF-AM, Henderson, KY
                                       WTRI-FM, Mount Carmel, IL
                                       WYNG-FM, Evansville, IN

    C. Seller supplies programming and marketing services to, and is acquiring, the following radio broadcast stations (the "Columbus Stations") from Solar Broadcasting Co., Inc. ("Solar") pursuant to an Asset Purchase Agreement (the "Columbus APA") and a Local Marketing Agreement (the "Columbus LMA"), both dated December 17, 1998:

         Columbus, Georgia:            WSTH-FM, Alexander City, AL
                                       WDAK(AM), Columbus, GA

    D. Seller has an option to acquire the following radio broadcast station (the "CP Station") from Signature Broadcasting, Ltd. ("Signature") pursuant to a Memorandum of Understanding (the "MOU") dated January 23, 1998, in the event Signature is the successful applicant for a permit to construct the CP Station:

         Columbus, Georgia:            Channel 279A, Cusseta, GA

    E. As used herein, (i) "Stations" means the Cumulus Stations, the Evansville Stations, the Columbus Stations, and the CP Station, (ii) "Selling Companies" means Solar, Connoisseur and Signature, (iii) "Selling Company Acquisition Documents" means the Evansville APA, the Evansville LMA, the Columbus APA, the Columbus LMA, and the MOU, and (iv) "Cumulus Closing" means consummation of the acquisition by Seller of the Evansville Stations, the Columbus Stations or the CP Station (as the context requires) pursuant to the Selling Company Acquisition Documents.

    F. Subject to the terms and conditions set forth herein, (i) Seller desires to assign to CCBL, and CCBL desires to acquire from Seller, the FCC Authorizations and (ii) Seller desires to convey to CCB, and CCB desires to acquire from Seller, the other tangible and intangible assets and properties used or held for use in the operation of the Stations.

                                    Agreement

    NOW, THEREFORE, taking the foregoing into account, and in consideration of the mutual covenants and agreements set forth herein, the parties, intending to be legally bound, hereby agree as follows:




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ARTICLE 1: SALE AND PURCHASE

    1.1 Station Assets. Subject to and in reliance upon the representations, warranties and agreements herein set forth, and subject to the terms and conditions herein contained, Seller shall grant, convey, sell, assign, transfer and deliver to Buyer on the Closing Date (as hereinafter defined) all interests of Seller in all properties, assets, privileges, rights, interests and claims, real and personal, tangible and intangible, of every type and description, wherever located, including its business and goodwill (except for Excluded Assets as defined in Section 1.2) used or held for use in the business and operations of the Stations (collectively, the "Station Assets"). Without limiting the foregoing, the Station Assets shall include the following:

         (a) Licenses and Authorizations. All licenses, permits and authorizations issued by the FCC with respect to the Stations (the "FCC Authorizations"), including without limitation all rights in and to the Stations' call letters and any variations thereof, and all of those FCC Authorizations listed and described on Schedule 1.1(a) attached hereto, and all applications therefor, together with any renewals or extensions thereof and additions thereto.

         (b) Tangible Personal Property. All interests of Seller as of the date of this Agreement in all equipment, electrical devices, antennas, cables, vehicles, furniture, fixtures, towers, office materials and supplies, hardware, tools, spare parts, and other tangible personal property of every kind and description, used or held for use in connection with the business and operations of the Stations, including without limitation those listed and described on
Schedule 1.1(b) attached hereto, and any additions and improvements thereto between the date of this Agreement and the Closing Date (collectively, the "Tangible Personal Property").

         (c) Real Property. All interests of Seller as of the date of this Agreement in all land, leaseholds, licenses, rights-of-way and other interests of every kind and description in and to all of the real property and buildings thereon, used or held for use in the business and operations of the Stations, including without limitation those listed and described on Schedule 1.1(c) attached hereto, and any additions and improvements thereto between the date of this Agreement and the Closing Date (collectively, the "Real Property").

         (d) Time Sales Agreements. All orders and agreements entered into in the ordinary course of business for the sale of advertising time on the Stations for cash that are cancelable without penalty that exist on the Closing Date.

         (e) Contracts. Those contracts and agreements used in connection with the business and operations of the Stations that are not made with an Affiliate of Seller and that are listed and described on Schedule 1.1(e) attached hereto.

         (f) Intangible Property. All interests of Seller as of the date of this Agreement in all trademarks, trade names, service marks, franchises, patents, jingles, slogans, logotypes and other intangible rights, used or held for use in connection with the business and operations of the Stations, including without limitation all right, title and interest in and to the marks consisting of the Stations' call letters and any and all variations thereof, and all of those listed and described




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on Schedule 1.1(f) attached hereto, and those acquired by Seller between the date hereof and the Closing Date (collectively, the "Intangible Property").

         (g) Programming and Copyrights. All interests of Seller as of the date of this Agreement in all programs and programming materials and elements of whatever form or nature used or held for use in the business and operations of the Stations, whether recorded on tape or any other substance or intended for live performance, and whether completed or in production, and all related common-law and statutory copyrights used or held for use in the business and operations of the Stations, together with all such programs, materials, elements and copyrights acquired by Seller in the business and operations of the Stations between the date hereof and the Closing Date.

         (h) Files and Records. All FCC logs and other records that relate to the operation of the Stations, and all files and other records of Seller relating to the business and operations of the Stations (other than duplicate copies of such files ("Duplicate Records")), including without limitation all schematics, blueprints, engineering data, customer lists, reports, specifications, projections, statistics, promotional graphics, original art work, mats, plates, negatives and other advertising, marketing or related materials, and all other technical and financial information concerning the Stations and the Station Assets.

         (i) Claims. Any and all claims and rights against third parties if and to the extent that they relate to the Station Assets, including, without limitation, all rights under manufacturers' and vendors' warranties.

         (j) Prepaid Items. All deposits, reserves and prepaid expenses relating to the Stations and prepaid taxes relating to the Stations or the Station Assets.

         (k) Goodwill. All of Seller's goodwill in, and going concern value of, the Stations.

         (l) Internet Websites. Without limiting the foregoing, all interests of Seller in all internet web sites relating primarily to the Stations, including without limitation all internet Domain leases and Domain names of the Station, the unrestricted right to the use of HTML content located and publicly accessible from those Domain names, and the "visitor" email database for those sites.

    1.2 Excluded Assets. There shall be excluded from the Station Assets and retained by Seller, to the extent in existence on the Closing Date, all cash, cash equivalents, publicly traded securities, insurance policies, pension, profit sharing and all other employee benefit plans, all accounts receivable and any notes or written obligations reflecting accounts receivable of Seller relating to the Stations as of the Closing Date (the "Receivables") and any Duplicate Records (the "Excluded Assets").




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    1.3 Liabilities.

         (a) The Station Assets shall be sold and conveyed to Buyer free and clear of all mortgages, liens, deeds of trust, security interests, pledges, restrictions, prior assignments, charges, claims, defects in title and encumbrances of any kind or type whatsoever (collectively, "Liens") except: (i) liens for real estate taxes not yet due and payable for which Buyer receives a Purchase Price adjustment under Section 1.5; (ii) the post-Closing obligations of Seller which CCB will assume under leases and contracts assigned to CCB that are not made with an Affiliate of Seller and that are listed on Schedules 1.1(c) and 1.1(e); and (iii) easements, rights of way and other minor title defects that do not result in liability to the owner of the Station Assets or materially and adversely affect the Station Assets ("Permitted Encumbrances").

         (b) Except as otherwise specifically provided herein, Buyer shall not assume or be liable for, and does not undertake to assume or discharge: (i) any liability or obligation of Seller arising out of or relating to any contract, lease agreement, or instrument; (ii) any liability or obligation of Seller arising out of or relating to any employee benefit plan otherwise relating to employment (all employment obligations shall be brought current by Seller as of the Closing Date, including the payment of all accrued benefits and severance pay and all bonuses, whether or not such benefits or bonuses are due as of the Closing Date); (iii) any liability or obligation of Seller arising out of or relating to any litigation, proceeding or claim (whether or not such litigation, proceeding or claim is pending, threatened or asserted before, on or after the Closing Date); (iv) any other liabilities, obligations, debts or commitments of Seller whatsoever, whether accrued now or hereafter, whether fixed or contingent, whether known or unknown; or (v) any claims asserted against the Stations or any of the Station Assets relating to any event (whether act or omission) prior to the Closing Date, including without limitation, the payment of all taxes.

         (c) Seller retains and shall hereafter pay, satisfy, discharge, perform and fulfill all obligations and liabilities not expressly assumed by Buyer hereunder as they become due, without any charge or cost to Buyer, and Seller agrees to indemnify and hold Buyer and its successors and assigns harmless from and against any and all such liabilities in accordance with the terms of Article 9 below.

    1.4 Purchase Price.

         (a) Purchase Price. The purchase price to be paid for the Station Assets will be the amount set forth on Exhibit A as adjusted pursuant to Section
1.5 hereof (the "Purchase Price").

         (b) Method of Payment. Upon Closing, the Purchase Price shall be paid by Buyer in immediately available funds pursuant to written instructions of the Seller to be delivered by Seller to Buyer at least two (2) business days prior to Closing.

         (c) Allocation of Purchase Price. Buyer and Seller will allocate the Purchase Price in accordance with the respective fair market values of the Station Assets and the goodwill being purchased and sold in accordance with the requirements of Section 1060 of the Internal

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Revenue Code of 1986, as amended (the "Code"). The allocation shall be determined by mutual agreement of the parties. Buyer and Seller each further agrees to file its federal income tax returns and its other tax returns reflecting such allocation.

    1.5 Adjustments.

         (a) The operation of the Stations and the income and normal operating expenses attributable thereto through the date preceding the Closing Date (the "Adjustment Date") shall be for the account of Seller and thereafter for the account of Buyer, and, if any income or expense is properly allocable or credited, then it shall be allocated, charged or prorated accordingly. Expenses for goods or services received both before and after the Adjustment Date, power and utilities charges, frequency discounts, prepaid time sales agreements, and rents and similar prepaid and deferred items shall be prorated between Seller and Buyer as of the Adjustment Date in accordance with generally accepted accounting principles. All special assessments and similar charges or liens imposed against the Real Property and Tangible Personal Property in respect of any period of time through the Adjustment Date, whether payable in installments or otherwise, shall be the responsibility of Seller, and amounts payable with respect to such special assessments, charges or liens in respect of any period of time after the Adjustment Date shall be the responsibility of Buyer, and such charges shall be adjusted as required hereunder. To the extent that any of the foregoing prorations and adjustments cannot be determined as of the Closing Date, Buyer and Seller shall conduct a final accounting and make any further payments, as required on a date mutually agreed upon, within ninety (90) days after the Closing.

         (b) With respect to trade, barter or similar agreements for the sale of time for goods or services ("Barter Agreements") assumed by Buyer pursuant to
Section 1.1(e), if any, if there exists on the date of assumption an aggregate negative barter balance (i.e., the amount by which the value of air time (based upon the Stations' then prevailing rates) to be provided exceeds the fair market value of goods or services to be received therefor), then such excess will be treated as prepaid time sales and adjusted for as a proration in Buyer's favor. If, however, there exists on such date an aggregate positive barter balance (i.e., the amount by which the value of airtime (based upon the Stations' then prevailing rates) to be provided is less than the fair market value of goods or services to be received therefor) with respect to Barter Agreements assumed by Buyer, there shall be no proration in Seller's favor.

    1.6 Closing.

         (a) The consummation of the sale and purchase of the Station Assets provided for in this Agreement (the "Closing") shall take place at a date and time designated by Buyer within ten (10) business days after the date of the FCC Consent (as defined in Section 4.4) with respect to the Cumulus Stations pursuant to the FCC's initial order, subject to the satisfaction or waiver of the last of the conditions required to be satisfied or waived pursuant to Articles 6 or 7 below (other than those requiring a delivery of a certificate or other document, or the taking of other action, at the Closing), provided, however, that if the FCC Consent with respect to the Cumulus Stations is granted fewer than ten (10) business days prior to October 2, 2000, the




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Closing shall be held on or before October 2, 2000 (but not sooner than five (5)
business days after the grant of such FCC Consent). Alternatively, the Closing may take place at such other place, time or date as the parties may mutually agree upon in writing. The date on which the Closing is to occur is referred to herein as the "Closing Date."

         (b) Buyer may elect to consummate the sale and purchase of the Station Assets in any number of separate Closings (each a "Partial Closing") in the following events. In the event Seller has not acquired the Evansville Stations prior to or simultaneously with Closing, Buyer, at its option, may terminate the purchase of the Evansville Stations and the Purchase Price shall be reduced by the amount allocated to the Evansville Stations on Exhibit A, or Buyer may postpone the Closing of the Evansville Stations until they are acquired by Seller. If Seller has not purchased the Columbus Stations prior to or simultaneously with Closing, Seller shall assign, and Buyer shall purchase, at Closing, all of Seller's rights and obligations under the Columbus APA and the Columbus LMA (subject to the termination or expiration of any applicable Hart-Scott-Rodino waiting period) in lieu of the Columbus Stations themselves, and following such assignment, Seller shall remain liable for any obligations that arise, or relate to the period, prior to Closing, and Buyer shall be liable for any obligations that arise, or relate to the period, on and after Closing. In such event, Seller shall assign to Buyer all of Seller's right, title and interest to the deposit made pursuant to the Columbus APA, and Buyer shall reimburse Seller therefor at Closing. If the FCC Consent for the sale of the Cumulus Stations in the Columbus, Georgia, market (the "Columbus Owned Stations") is not granted by Closing, the parties shall close the acquisition of the other Stations and postpone the closing for the Columbus Owned Stations. At closing of the other Stations, (i) Seller shall assign to Buyer substantially all the assets (except for the FCC authorizations) for the Columbus Owned Stations, (ii) Seller and Buyer shall (subject to the termination or expiration of any applicable Hart-Scott-Rodino waiting period) enter into a local marketing agreement (with reimbursement of expenses but no other monthly payment) on reasonable and customary terms pursuant to which Buyer shall provide programming and marketing services to the Columbus Owned Stations for a period of eight years (with a renewal term of eight years), or until any earlier sale of the Columbus Owned Stations to Buyer, and equipment leasing arrangements pursuant to which Seller shall have the right to lease any equipment sold to Buyer so that Seller can operate the Columbus Owned Stations, and (iii) Buyer shall pre-pay Seller eighty percent (80%) of the Purchase Price for the Columbus Owned Stations calculated in accordance with clause (iii) of Exhibit A with the remainder of the Purchase Price for the Columbus Owned Stations to be paid at Closing on the Columbus Owned Stations. With respect to each market identified in Recital A and Recital B above (each a "Market"), if FCC Consent with respect to all the Cumulus Stations in one or more of the Markets, or all the Evansville Stations in the Evansville Market, is granted but FCC Consent for assignment of all of the Stations in any other such Markets has not been granted at that time, the parties shall close the acquisition of the Stations in the Markets for which FCC Consent has been granted for all Stations in such Markets and postpone the Closing of the Stations in the Markets for which FCC Consent has not been granted for all Stations in such Markets. In the event of such multiple closings: (v) the Purchase Price shall be allocated as set forth on Exhibit A;
(w) the terms "Closing" and the "Closing Date" as used herein shall mean, and refer separately to, each Partial Closing and the date on which such Partial Closing occurs, as the context requires; (x) the covenants set forth in Articles 4 and 5 and the other provisions of this Agreement that apply prior



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to Closing (or prior to the Closing Date) shall continue in effect with respect to the Stations subject to the subsequent Closings (but not the Stations subject to the Closing except with respect to obligations that expressly survive the Closing and except that neither party shall be relieved of liability for a failure to comply with such covenants prior to Closing); (y) the conditions set forth in Article 6 and 7, and the deliveries to be made pursuant to Article 8, that relate to the Stations or the Station Assets generally, shall apply, and shall be made, only with respect to the Stations and Station Assets subject to the Closing; and (z) the provisions of Section 9 and the other provisions of this Agreement that apply after Closing (or after the Closing Date) shall apply with respect to each Station only from and after the Closing with respect to such Station.

    1.7 Noncompete. On the Closing Date, Seller (on behalf of it and all of its Affiliates (defined below)) shall enter into a one year Non-Competition Agreement in the form of Exhibit B attached hereto (the "Noncompetition Agreement"), for consideration determined pursuant to the final sentence of this
Section 1.7. Seller shall also assign to, and enforce for the benefit of, Buyer any noncompetition agreements or rights in Seller's favor under any of the Selling Company Acquisition Documents. In connection with the allocation under
Section 1.4(c), a portion of the Purchase Price shall be allocated as consideration for the Noncompetition Agreement.

    1.8 LMA/JSA. If requested by Buyer at any time prior to Closing (and subject to the termination or expiration of any Hart-Scott-Rodino waiting period), Buyer and Seller shall negotiate in good faith to reach terms pursuant to which Seller shall assign to Buyer all of Seller's rights and interests under the Evansville LMA or the Columbus LMA or both to the extent assignable, subject to assignment back to Seller if this Agreement is terminated as to such stations. In addition, with respect to each Station, if permitted by FCC rules and if requested by Buyer at any time prior to Closing (and subject to the termination or expiration of any Hart-Scott-Rodino waiting period), Buyer and Seller shall negotiate in good faith to reach agreement on either of the following agreements (as designated by Buyer): (i) a Local Programming and Marketing Agreement (an "LMA") providing that Buyer will provide the programming for, and be entitled to receive the revenues from the sale of advertising on, such Station, and containing customary terms (including, without limitation, reimbursement of Seller's expenses) reasonably satisfactory to Buyer and Seller, or (ii) an Agreement for the Sale of Commercial Time (a "JSA") providing that Buyer shall be entitled to all of the time available for commercial spot announcements on the Station for resale to advertisers, and Buyer shall be entitled to receive the revenues from the sale of advertising on the Station, and containing customary terms (including, without limitation, reimbursement of Seller's expenses) reasonably satisfactory to Buyer and Seller; provided, however, that the term of any LMA or JSA shall not commence (x) with respect to the Evansville Stations, prior to the Cumulus Closing with respect thereto, (y) with respect to the Columbus Stations, prior to the Cumulus Closing with respect thereto, and
(z) with respect to each Station, prior to satisfaction of the Closing condition described in Section 6.4 and 7.4 of this Agreement. With respect to each Station, if Buyer and Seller enter into an LMA or JSA, and if requested by Buyer (and if permitted by FCC rules), Seller shall convert any JSA to an LMA or convert any LMA to a JSA, as the case may be. Buyer's rights under this section may be exercised from time to time separately with respect to each Station. In the event that an



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Application with respect to a Station subject to a LMA or a JSA is contested and pursuant to Section 7.3 Buyer elects to Close the purchase thereof after the FCC Consent has become Final, the applicable LMA or JSA shall be amended to provide for the payment to Seller of a mutually agreeable fee in addition to the reimbursement of Seller's expenses.

    1.9 WZNY Downgrade. Seller acknowledges that Buyer is entering this Agreement based upon Seller's agreement to, upon Buyer's written request, permanently downgrade the signal of WZNY(FM), Augusta, Georgia ("WZNY"), from Class C to Class C-2 by promptly after such request applying to the FCC for, diligently prosecuting, and promptly implementing such downgrade; provided, however, that Seller shall not be under any obligation to implement the downgrade until the transactions contemplated by this Agreement, and the assignment of the FCC authorization for station KBED (FM), Shreveport, Louisiana ("KBED") to Seller as contemplated by the Asset Exchange Agreement dated March 5, 2000 (as amended to date) between certain AMFM, Inc. companies and Seller, have been consummated. If Seller proposes to Buyer a reasonable coordinate change that would limit the necessary downgrade to Class C-1 and such change does not adversely affect Buyer, then Buyer will cooperate with such change, and Seller shall only be required to downgrade the signal of WZNY from Class C to Class C-1 and shall amend any pending application with the FCC to downgrade to Class C-2 accordingly. Provided that the downgrade is requested by Buyer, in consideration for Seller's agreement to downgrade the signal of WZNY, Buyer agrees to pay to Seller, in immediately available funds upon completion of the downgrade, the sum of, (i) if the downgrade is to Class C-2, $10,000,000, and
(ii) if the downgrade is to Class C-1, $5,000,000. Seller, its successors and assigns shall not thereafter restore or attempt to restore WZNY to Class C status. In the event that this Agreement is terminated for any reason (other than due to a breach by Seller), this paragraph 1.9 shall terminate and be of no further force or effect, and Seller shall be under no further obligation to Buyer to downgrade the signal of WZNY from Class C.

ARTICLE 2: REPRESENTATIONS AND WARRANTIES OF SELLER

    Seller represents and warrants to Buyer as follows:

    2.1 Status. Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (as first set forth above). Seller is or prior to the Closing Date will be duly qualified to do business and is in good standing in such states in which the failure to so qualify would have a material adverse effect on the business of the Stations. Seller has or will have the requisite power to carry on the business of the Stations as now being conducted and to own and operate the Stations, and Seller has the requisite power to enter into and complete the transactions contemplated by this Agreement. Neither Seller nor any of the Selling Companies use any name in the operation of the Stations other than the names as set forth above and the Stations' call letters.

    2.2 Authority. All corporate actions necessary to be taken by or on the part of Seller in connection with the transactions contemplated by this Agreement have been duly and validly taken, and this Agreement has been duly and validly authorized, executed, and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.



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    2.3 No Conflict. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (a) conflict with or violate any of the organizational documents of Seller; (b) assuming the consents listed on Schedule 2.11 are obtained, conflict with or violate or result in any breach of or any default under, result in any termination or modification of, or cause any acceleration of any obligation under, any Contract (defined below) to which Seller is a party or by which it is bound, or by which the Stations or any of the Station Assets may be affected, or result in the creation of any Lien upon any of the Station Assets; or (c) violate any judgment, decree, order, statute, law, rule or regulation applicable to Seller, the Stations or any of the Station Assets.

    2.4 Commitments. Neither Seller nor any of the Selling Companies is a party to or bound by any written, oral or implied contract, agreement, lease or instrument or other commitment (each a "Contract"), including but not limited to any indenture, mortgage, guaranty, surety arrangement, or any contract or agreement for the purchase or sale of merchandise, programming or advertising time on the Stations or for the rendition of services, except for agreements for the sale of time on the Stations described in Section 1.1(d), the Real Property leases and the Contracts listed on Schedules 1.1(c) and 1.1(e), and except for:
(a) any written contract terminable without penalty or involving a commitment of less than $1,000 individually or $25,000 in the aggregate for the purchase or sale of goods, supplies, equipment, capital assets, products or services; and
(b) any written contracts involving less than $1,000 individually or $25,000 in the aggregate (when combined with all those described in clause (a) above) entered into in the ordinary and usual course of business from the date hereof until the Closing Date. Seller has delivered to Buyer true and complete copies of all Real Property leases and Contracts listed Schedules 1.1(c) and 1.1(e).

    2.5 No Breach. Neither Seller nor the Selling Companies nor the Stations is in material violation or breach of any of the terms, conditions or provisions of any Contract, court order, judgment, arbitration award, or decree relating to or affecting the Stations or the Station Assets.

    2.6 Financial Statements. Attached as Schedule 2.6 hereto are copies of (i) the unaudited balance sheets of the Stations as of December 31, 1998 (to the extent available to Seller), December 31, 1999, and June 30, 2000 (the "Balance Sheet Date"), and (ii) the unaudited statements of income of the Stations for the calendar years December 31, 1998 (to the extent available to Seller) and December 31, 1999, and for the six month period ended June 30, 2000 (the "Financial Statements"). The Financial Statements are complete and correct in all material respects, have been prepared from the books and records regularly maintained by the Seller and the Selling Companies, as the case may be, and present fairly, and in all material respects, the financial position of the Stations as of the dates thereof and the results of the Stations' operations for the periods indicated thereby, in accordance with generally accepted accounting principles. Buyer may conduct an audit of Seller's brooks and records at any time upon reasonable prior notice to Seller.

    2.7 Taxes. Seller and the Selling Companies have filed all applicable federal, state, local and foreign tax returns required to be filed, in accordance with provisions of law pertaining thereto, and has paid all taxes, interest, penalties and assessments (including without limitation income, withholding, excise, unemployment, Social Security, occupation, transfer, franchise, property, sales and use taxes, import duties or charges, and all penalties and interest in respect thereof) required to have been paid with respect to or involving the Stations or the Station Assets. Neither Seller nor the Selling Companies has been advised that any of its returns, federal, state, local or foreign, have been or are being audited.

    2.8 Licenses. Seller and the Selling Companies are, and, with respect to each Station, upon each Cumulus Closing, Seller will be, the holder(s) of the FCC Authorizations listed and described on Schedule 1.1(a). Such FCC Authorizations constitute all of the licenses and authorizations required under the Communications Act of 1934, as amended (the "Communications Act"), or the rules, regulations and policies of the FCC for, and used in the operation of, the Stations. The FCC Authorizations are in full force and effect and have not been revoked, suspended, canceled, rescinded or terminated and have not expired. There is not pending or, to Seller's knowledge, threatened any action by or before the FCC to revoke, suspend, cancel, rescind or modify any of the FCC Authorizations (other than proceedings to amend FCC rules of general applicability), and there is not now issued or outstanding or pending or, to Seller's knowledge, threatened, by or before the FCC, any order to show cause, notice of violation, notice of apparent liability, or notice of forfeiture or complaint against Selling Companies, Seller or any Station. Each Station is operating in compliance in all material respects with the FCC Authorizations, the Communications Act, and the rules, regulations and policies of the FCC.

    2.9 Additional FCC Matters.

         (a) All material reports and filings required to be filed with the FCC with respect to the Stations (including without limitation all required equal employment opportunity reports) have been timely filed. All such reports and filings are accurate and complete in all material respects. Public files are maintained for the Stations as required by FCC rules. With respect to FCC licenses, permits and authorizations, the Selling Companies are operating, and Seller is operating and will operate, only those facilities for which an appropriate FCC Authorization has been obtained and is in effect, and the Selling Companies are meeting, and Seller will meet, in all material respects, the conditions of each such FCC Authorization.

         (b) Seller is aware of no facts indicating that Seller, the Selling Companies or the Stations are not in compliance in all material respects with all requirements of the FCC, the Communications Act, or any other applicable federal, state and local statutes, regulations and ordinances. Seller is aware of no facts and neither Seller nor any of the Selling Companies have received any notice or communication, formal or informal, indicating that the FCC is considering revoking, suspending, canceling, rescinding or terminating any FCC Authorization.

         (c) The operation of the Stations does not cause or result in exposure of workers or the general public to levels of radio frequency radiation in excess of the "Radio Frequency Protection Guides" recommended in "American National Standard Safety Levels with Respect to Human Exposure to Radio Frequency Electromagnetic Fields 3 kHz to 300 GHz" (ANSI/IEEE C95.1-1992), issued by the American National Standards Institute, and renewal of the FCC Authorizations would not constitute a "major action" within the meaning of
Section 1.1301, et seq., of the FCC's rules.

    2.10 Approvals and Consents. Except as described in Schedule 2.11 hereto, the execution, delivery and performance by the Seller of this Agreement and the consummation by it of the transactions contemplated hereby will not require any consent, permit, license or approval of, or filing with or notice to, any person, entity or governmental or regulatory authority under any provision of law applicable to the Stations, Seller or any Contract or Real Property lease to which Seller is a party, except as contemplated by Sections 4.4 (FCC Authorization) and 4.8 (Hart-Scott-Rodino).

    2.11 Station Assets. The Station Assets constitute all of the assets necessary to conduct the present operations of the Stations. Schedule 1.1(b) contains a description of all items of Tangible Personal Property having an original cost in excess of $1,000. The Selling Companies have, and, with respect to each Station, upon each Cumulus Closing, Seller will have, good, valid and marketable title to all of the Station Assets, free and clear of Liens (other than Permitted Encumbrances). All items of Tangible Personal Property, including without limitation equipment and electrical devices, are in good operating condition and repair (reasonable wear and tear in ordinary usage excepted), are free from material defect and damage, are functioning in the manner and for the purposes for which it was intended, have been maintained in accordance with industry standards in all material respects, and do not require any repairs other than normal routine maintenance.

    2.12 Real Property.

         (a) Schedule 1.1(c) contains descriptions of all real property owned or leased and used or held for use in connection with the business and operations of the Stations and leases or licenses or other rights to possession of any real property so used or held.

         (b) The Selling Companies have, and, with respect to each Station, upon each Cumulus Closing, Seller has and will have, fee simple title to the Real Property so described by metes and bounds on Schedule 1.1(c) as being so owned (the "Owned Property"). The Owned

Property constitutes all the owned Real Property of any of the Selling Companies, the Seller or any Affiliate of the Selling Companies or Seller and which are required or useful in the conduct of the business of the Stations. As to the Owned Property, the Selling Companies have, and, with respect to each Station, upon each Cumulus Closing, Seller has and will have, good, valid and marketable fee simple title to such premises and all buildings, towers, antennas, free of any Liens (other than Permitted Encumbrances). The Owned Property includes sufficient access to the Stations' facilities without need to obtain any other access rights. The Real Property and all of the buildings, towers, antennae, fixtures and improvements, and all heating and air conditioning equipment, plumbing, electrical and other mechanical facilities, and the roof, walls and other structural components of the Real Property which are part of, or located in, such buildings, towers, antennae or improvements, are in good operating condition and repair (reasonable wear and tear excepted), comply in all material respects with applicable zoning laws and the building, health, fire and environmental protection codes of all applicable governmental jurisdictions, have no material structural defects, and do not require any repairs other than normal routine maintenance to maintain them in good condition and repair. Seller shall deliver to Buyer within thirty (30) days after the date hereof copies of all title insurance policies in its possession that are applicable to the Real Property.

         (c) The Selling Companies lease, and, with respect to each Station, upon each Cumulus Closing, the Seller leases and will lease, as a tenant, the premises described on Schedule 1.1(c) as being so leased. The leases listed in
Schedule 1.1(c) hereto constitute all the Real Property leases to which any of the Selling Companies, Seller or any Affiliate of the Selling Companies or Seller is a party (either as lessor or lessee) and which are required or useful in the conduct of the business of the Stations. Within thirty (30) days after the date hereof, Seller shall deliver to Buyer true and complete copies of such leases. All buildings, structures, improvements, fixtures, and appurtenances are in good maintenance, operating condition, and repair (reasonable wear and tear in ordinary usage excepted); are adequate and suitable for the purposes for which they are presently being used; and conform to all applicable laws, ordinances, and regulations.

         (d) With respect to the leases of Real Property listed in Schedule 1.1(c) hereto, the Selling Companies have, and, with respect to each Station, upon each Cumulus Closing, Seller has and will have, good title to its interest in such Real Property, free and clear of all Liens (other than Permitted Encumbrances). With respect to each such lease, (i) each such lease is in full force and effect, and is valid, binding and enforceable in accordance with its terms, (ii) all accrued and currently payable rents and other payments required thereunder have been paid, (iii) each such lease was entered into in the ordinary course of business and has provided for peaceable possession since the beginning of the original term thereof, (iv) Seller and the Selling Companies, and to Seller's knowledge each other party thereto, has complied with all respective material covenants and provisions of thereof, (v) neither Seller nor the Selling Companies, nor to Seller's knowledge any other party thereto, is in material default in any respect thereunder, (vi) no party has asserted any defense, set off or counterclaim thereunder, (vii) no waiver, indulgence, or postponement of any obligations thereunder has been granted by any party, (viii) no notice of default or termination has been given or received, no event of default has occurred, and no condition exists and no event has occurred that, with the giving of notice, the lapse of time, or the happening of any further event would become a default or permit early termination thereunder, (ix) neither Seller nor the Selling Companies, nor to Seller's knowledge any other party thereto, has violated any material term or condition thereunder, and (x) assuming the consents set forth on Schedule 2.11 are obtained, the validity or enforceability thereof will in no way be affected by the sale of the Station Assets as contemplated herein. Each such lease provides sufficient access to the Stations' facilities without need to obtain any other access rights. Except as set forth in Schedule 2.11 hereto, no third-party consent or approval is required for the assignment of any such lease to Buyer, or for the consummation of the transactions contemplated herein.

    2.13 Environmental Matters.

         (a) As used herein, (i) the term "Environmental Laws" shall mean any and all state, federal, and local statutes, regulations and ordinances relating to the protection of human health and the environment, and (ii) the term "Hazardous Material" shall mean any hazardous or toxic substance, material, or waste, including, but not limited to those substances, materials, pollutants, contaminants and wastes listed in the United States Department of Transportation Hazardous Materials Table (49 C.F.R. ss. 172.101) or by the United States Environmental Protection Agency as hazardous substances (40 C.F.R. Part 302 and amendments thereto), petroleum products (as defined in Title I to the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6991-6991(i)) and their derivatives, and such other substances, materials, pollutants, contaminants and wastes as become regulated or subject to cleanup authority under any Environmental Laws.

         (b) Seller represents and warrants that, except as set forth on
Schedule 2.14:

              (i) all activities of the Selling Companies and Seller with respect to the Stations and the Real Property have been and are being conducted in all material respects in compliance with all federal, state and local statutes, ordinances, rules, regulations and orders, as well as all requirements of common law concerning those activities, repairs or construction of any improvements, manufacturing processing and/or handling of any materials, and discharges to the air, soil, surface water or groundwater;

              (ii) Seller has no knowledge of (x) the presence of any asbestos on or in the Real Property, or (y) the release or presence of any Hazardous Material on, in, from or onto the Real Property which release or presence constitutes a violation of any Environmental Law;

              (iii) neither Seller nor the Selling Companies has generated, manufactured, refined, transported, stored, handled, disposed of or released any Hazardous Material on the Real Property, nor has Seller or the Selling Companies or the Stations permitted the foregoing in violation of any Environmental Law;

              (iv) the Stations have obtained all approvals and caused all notifications to be made as required by Environmental Laws;

              (v) Seller has delivered to Buyer a true and complete list of all of the registrations with, licenses from, or permits issued by governmental agencies or authorities relating to the Stations pursuant to environmental, health and safety laws, and all such registrations, licenses or permits are in full force and effect;

              (vi) Seller has not received any notice of any violation of any Environmental Laws;

              (vii) no action has been commenced or, to Seller's knowledge, threatened regarding the Stations' compliance with any Environmental Laws;

              (viii) no tanks used for the storage of any Hazardous Material above or below ground are present or were at any time present on or about the Real Property;

              (ix) no action has been commenced or, to Seller's knowledge, threatened regarding the presence of any Hazardous Material on or about the Real Property;

              (x) no Hazardous Materials are present in any medium in the operations of the Stations (or of Seller or the Selling Companies with respect to the Stations) and/or at the Real Property in such a manner as may require investigation or remediation under any applicable law;

              (xi) no polychlorinated biphenyls or substances containing polychlorinated biphenyls are present on the Real Property; and

              (xii) no friable asbestos is present in the operations of the Stations and/or on the Real Property.

         (c) Seller has not and will not release or waive the liability of any previous owner, lessee, or operator of the Real Property or any party who may be potentially responsible for the presence or removal of Hazardous Material on or about the Real Property. Neither Seller nor the Selling Companies has any indemnification obligation relating to the Stations regarding Hazardous Material to any party, except pursuant to the Selling Company Acquisition Documents.

         (d) Buyer shall have the right to conduct a review of the Real Property and take soil and water samples (including groundwater samples) from the Real Property, and to test and analyze those samples to determine the extent of any contamination of the soils and water (including groundwater) on or about the Real Property. If, based on the results of those inspections and/or tests, Buyer reasonably determines that its ownership of the Real Property would expose Buyer to undue risks of government intervention, legal liability, clean up or remediation liability or third-party liability, the parties shall negotiate in good faith to reach mutually satisfactory arrangements to protect Buyer from any liability. If the parties are unable to so agree, Buyer may, without any liability owing to Seller, cancel the purchase of the Real Property (in which event the Purchase Price shall be reduced by an amount equal to the replacement and relocation cost as agreed by the parties) or terminate this Agreement as to the Stations involved, and the Purchase Price shall be adjusted as set forth in Exhibit A.

    2.14 Compliance with Law. The Stations, the Station Assets and Seller and the Selling Companies with respect to the Stations and the Station Assets are, in all material respects, in compliance with all requirements of law, federal, state and local, and all requirements of all governmental bodies or agencies having jurisdiction over any of them, the operation of the Stations, the use of its properties and assets (including the Station Assets), and the Real Property. Without limiting the foregoing, Seller and the Selling Companies have paid all monies and obtained all licenses, permits, certificates and authorizations needed or required for the operation of the Stations and the use of the Real Property. Seller and the Selling Companies have properly filed all material reports and other documents required to be filed with any federal, state, local or foreign government or subdivision or agency thereof. Neither Seller nor the Selling Companies have received any notice, not heretofore complied with, from any federal, state or municipal authority or any insurance or inspection body that any of its properties, facilities, equipment or business procedures or practices fails to comply with any applicable law, ordinance, regulation, building or zoning law, or requirement of any public authority or body.

    2.15 Insurance. Seller and the Selling Companies maintain insurance policies relating to the Stations bearing the policy numbers, for the terms, with the companies, in the amounts, providing the general coverage set forth on Schedule
2.16 hereto. All of such policies are in full force and effect and neither Seller nor the Selling Companies is in default of any material provision thereof. Neither Seller nor the Selling Companies has received notice from any issuer of any such policies of its intention to cancel, terminate or refuse to renew any policy issued by it. With respect to each Station, upon each Cumulus Closing, Seller will maintain in full force and effect, and without default, not less than listed on Schedule 2.16 hereto such insurance coverage with respect to the Stations.

    2.16 Employment Matters.

         (a) There are no collective bargaining agreements, or written or oral agreements relating to the terms and conditions of employment or termination of employment, covering any employees, consultants or agents of the Stations, except as listed and described in Schedule 2.17 hereto. Except as listed and described in Schedule 2.17, none of the employees of the Stations have written employment contracts. The Stations are not engaged in any unfair labor practice or other unlawful employment practice, and there are no unfair labor practice charges or other employee related complaints, grievances or arbitrations, against Seller or the Selling Companies pending before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the Department of Labor, any arbitration tribunal or any other federal, state, local or other governmental authority by or concerning the Stations' employees. There is no strike, picketing, slowdown or work stoppage by or concerning such employees pending against or involving the Stations. No representation question is pending or threatened respecting any of the Stations' employees. Seller has delivered to Buyer copies of all letters, memoranda of understanding, past practices, assurances or other agreements modifying such collective bargaining agreements and other similar employee agreements.

         (b) All handbooks, policies and procedures relating to all aspects of employment, including but not limited to compensation, benefits, equal employment opportunity and safety are listed and described in Schedule 2.17 attached hereto.

         (c) The Stations, and Seller and the Selling Companies with respect to the Stations, have complied with in the past and are now in compliance, in all material respects, with all labor and employment laws, including without limitation federal, state, local and other applicable laws, rules, regulations, ordinances, order and decrees concerning collective bargaining, unfair labor practices, payments of employment taxes, occupational safety and health, worker's compensation, the payment of wages and overtime, and equal employment opportunity. The Stations and Seller and the Selling Companies with respect to the Stations, are not liable for any arrears or wages, benefits, taxes, damages or penalties for failing to comply with any law, rule, regulation, ordinance, order or decree relating in any way to labor or employment.

         (d) Buyer shall have no obligation or liability due to or because of any past service liability, vested benefits, retirement plan insolvencies or other retirement plan or past employment obligation (except as provided herein) under local, state or federal law (including the Employee Retirement Income Security Act of 1974, as amended), resulting from the purchase of the Stations or from former employees of Seller or the Selling Companies becoming employees of Buyer.

         (e) Seller has provided to Buyer the names of all present employees of the Stations and the positions, total annual compensation and accrued vacation and sick time of each.

    2.17 Litigation. There are no suits, arbitrations, administrative charges or other legal proceedings, claims or governmental investigations pending against, or, to Seller's knowledge, threatened against, the Stations, Seller or the Selling Companies relating to or affecting the Stations nor, to the best of the knowledge of Seller, is there any basis for any such suit, arbitration, administrative charge or other legal proceeding, claim or governmental investigation. Neither Seller nor the Selling Companies has been operating under or subject to, or in default with respect to, any judgment, order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality, foreign or domestic.

    2.18 Intangible Property. The Selling Companies have, and, with respect to each Station, upon each Cumulus Closing, Seller will have, all right, title and interest in and to all Intangible Property necessary to the conduct of the Stations as presently operated. Schedule 1.1(f) contains a description of all material Intangible Property. Neither Seller nor any of the Selling Companies has received notice of any claim that any Intangible Property or the use thereof conflicts with, or infringes upon, any rights of any third party (and there is no basis for any such claim of conflict). The Stations have the sole and exclusive right to use the Intangible Property. No service provided by the Stations or any programming or other material used, broadcast or disseminated by the Stations infringes upon any copyright, patent or trademark of any other party.

    2.19 Bulk Sales. Neither the sale and transfer of the Station Assets pursuant to this Agreement, nor Buyer's possession and use thereof from and after Closing because of such sale and transfer, will be subject to any law pertaining to bulk sales or transfers or imposing liability upon Buyer for appraisal or liability owing to Seller.

    2.20 Brokers. There is no broker or finder or other person entitled to a commission or brokerage fee or payment in connection with this Agreement or the transactions contemplated hereby as a result of any agreement of, or action taken by, Seller.

    2.21 Absence of Material Change. Since the Balance Sheet Date:

              (i) there has not been any material adverse change in the financial condition, business or affairs of Seller or the Selling Companies relating to the Stations or any material physical damage or loss to any of the Station Assets (whether or not such damage or loss is covered by insurance);

              (ii) neither Seller nor the Selling Companies have taken any action with respect to the Stations outside of the ordinary and usual course of business, except as related to the transactions contemplated hereby;

              (iii) Seller and the Selling Companies have with respect to the Stations paid all of their liabilities and obligations as they became due;

              (iv) neither Seller nor the Selling Companies have with respect to the Stations waived any right of substantial value;

              (v) Seller and the Selling Companies have maintained their books, accounts and records with respect to the Stations in the usual, customary and ordinary manner; and

              (vi) Seller and the Selling Companies have with respect to the Stations preserved their business organizations intact, kept available the services of their employees, and preserved their relationships with their customers, suppliers and others with whom they deal.

    2.22 FAA Compliance. The Stations and the Station Assets are in material compliance with all rules and regulations of the Federal Aviation Administration applicable to the Stations.

    2.23 Affiliates. No Affiliate of Seller or the Selling Companies has an interest in any of the Station Assets or any property used in the operation of the Stations. Except as set forth on Schedule 2.24, neither Seller nor the Selling Companies nor any Affiliate of Seller or the Selling Companies, has any financial interest in any supplier, advertiser or customer of the Stations or in any other business with which any Station does business or competes. For purposes of this Agreement, an "Affiliate" of an entity means any person (or any relative of any person) or entity that owns or controls, is owned or controlled by, or under common control with, such entity.

    2.24 Selling Company Agreements. The Selling Company Acquisition Documents, as filed with the FCC, are in full force and effect and have not been amended or modified. No breach or default has occurred under the Selling Company Acquisition Documents and no event has occurred or condition exists that with notice or time or both would result in a breach or default thereunder.

    2.25 Disclosure. No provision or information contained in this Agreement relating to Seller, the Selling Companies, the Stations or the Station Assets, or in any Schedule or Exhibit hereto, or the information to be provided to Buyer pursuant to Exhibit A hereto, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated in order to make the statement, in light of the circumstances in which it is made, not misleading. Except for facts affecting the radio industry generally, there is no adverse fact now known to Seller relating to the Stations, the Station Assets or the Selling Company Acquisition Documents which would have a material adverse impact on the Station Assets or the operation of the Stations after the Closing which has not been disclosed to Buyer.

    2.26 Limitation of Representations Regarding Selling Companies. Notwithstanding any other provision of this Agreement to the contrary, the representations and warranties contained in this Article 2 made with respect to the Selling Companies, and with respect to the Stations and the Station Assets to the extent such representations and warranties relate to the period prior to Seller's acquisition of such Stations and Station Assets in the Cumulus Closings, shall be deemed limited to Sellers' knowledge.

ARTICLE 3: REPRESENTATIONS AND WARRANTIES OF BUYER

    Buyer represents and warrants to Seller:

    3.1 Status. Each Buyer is a Nevada corporation which is duly organized, validly existing and in good standing under the laws of the State of Nevada. Buyer has the requisite power to enter into and complete the transactions contemplated by this Agreement.

    3.2 Authority. All corporate actions necessary to be taken by or on the part of Buyer in connection with the transactions contemplated by this Agreement have been duly and validly taken, and this Agreement has been duly and validly authorized, executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with and subject to its terms.

    3.3 No Conflicts. Neither the execution, delivery and performance by Buyer of this Agreement nor the consummation by Buyer of the transactions contemplated hereby will: (a) conflict with or violate the certificate of incorporation or bylaws of Buyer; (b) conflict with or violate or result in any breach of or any default under, any agreement to which Buyer is a party; or (c) violate any judgment, decree, order, statute, rule or regulation applicable to Buyer.

    3.4 Brokers. There is no broker or finder or other person entitled to a commission or brokerage fee or payment in connection with this Agreement or the transactions contemplated hereby as a result of any agreement of or action taken by Buyer.

    3.5 Qualification. Except for existing matters related to market concentration issues in the Stations' markets, CCBL is qualified under the Communications Act and the existing rules, regulations and written policies of the FCC to hold the FCC Authorizations.

ARTICLE 4: COVENANTS OF SELLER

    Seller covenants and agrees that from the date hereof until the completion of the Closing:

    4.1 Operation of the Business.

         (a) Seller shall continue to carry on the business of the Cumulus Stations and keep its books and accounts, records and files in the usual and ordinary manner in which the business has been conducted in the past. Seller shall operate the Cumulus Stations and the Evansville Stations and Columbus Stations after they are acquired by Seller in accordance with the terms of the FCC Authorizations and in compliance in all material respects with all applicable laws, rules and regulations and all applicable FCC rules and regulations. Seller shall maintain the FCC Authorizations in full force and effect and shall timely file and prosecute any necessary applications for renewal of the FCC Authorizations.

         (b) Seller shall provide Buyer with copies of the regular monthly internal operating statements relating to the Stations for the monthly accounting periods between the date of this Agreement and the Closing Date by the 20th day of each calendar month for the preceding calendar month, which statements shall present fairly, and in all material respects, the financial position of the Stations as of the dates thereof and the results of the Stations' operations for the periods indicated therein, in accordance with generally accepted accounting principles.

         (c) Seller shall make all reasonable efforts to preserve the business organization of the Cumulus Stations, and the Evansville Stations and Columbus Stations after they are acquired by Seller, intact, retain substantially as at present the Stations' employees, consultants and agents, and preserve the goodwill of the Cumulus Stations', and the Evansville

Stations' and Columbus Stations' after they are acquired by Seller, suppliers, advertisers, customers and others having business relations with them.

         (d) Nothing contained in this Agreement shall give Buyer any right to control the programming, operations or any other matter relating to the Stations prior to the Closing Date, and Seller and/or the Selling Companies shall have complete control of the programming, operations and all other matters relating to the Stations up to the Closing Date.

         (e) Seller shall keep all Tangible Personal Property and Real Property in good operating condition (ordinary wear and tear excepted) and repair and maintain adequate and usual supplies of inventory, office supplies, spare parts and other materials as have been customarily maintained in the past. Seller shall preserve intact the Station Assets and maintain in effect its current casualty and liability insurance on the Station Assets.

         (f) Seller shall use commercially reasonable efforts to prevent any of the representations and warranties set forth in Article 2 from becoming untrue or incorrect, to cause the conditions to Closing set forth in Article 7 below to be satisfied, and to ensure that the transactions contemplated hereby shall be consummated as set forth herein.

         (g) Prior to the Closing Date, Seller shall not, without the prior written consent of Buyer:

              (i) sell, lease, transfer, or agree to sell, lease or transfer, any Station Assets except for non-material sales or leases, in the ordinary course of business of items which are being replaced by assets of comparable or superior kind, condition and value;

              (ii) except as may be required by applicable law or by contracts listed on Schedule 2.17, grant any raises to employees of the Stations, pay any substantial bonuses or enter into any contract of employment with any employee or employees of the Stations, except in the ordinary course of business;

              (iii) renew, renegotiate, modify, amend or terminate any existing time sales contracts with respect to the Stations except in the ordinary course of business;

              (iv) enter into, renew or amend any other Contract with respect to the Stations except in the ordinary course of business;

              (v) apply to the FCC for any construction permit that would restrict the present operations of the Cumulus Stations, and the Evansville Stations and Columbus Stations after they are acquired by Seller, or make any change in any of the buildings, leasehold improvements or fixtures of the Stations, except in the ordinary course of business; or

              (vi) enter into any barter or trade contracts that are prepaid, or any contract with an Affiliate of Seller or the Selling Companies.

    4.2 Access to Facilities, Files and Records. At the request of Buyer, Seller shall from time to time give or cause to be given to the officers, employees, accountants, counsel, agents, consultants and representatives of Buyer: (a) full access during normal business hours to all facilities, properties, accounts, books, deeds, title papers, insurance policies, licenses, agreements, contracts, commitments, records and files of every character, equipment, machinery, fixtures, furniture, vehicles of Seller with respect to the Stations; and (b) all such other information concerning the affairs of the Stations as Buyer may reasonably request. Any investigation or examination by Buyer shall not in any way diminish or obviate any representations or warranties of Seller made in this Agreement or in connection herewith. Seller shall cause its accountants and any agent of Seller in possession of Seller's books and records to cooperate with Buyer's requests for information pursuant to this Agreement.

    4.3 Representations and Warranties. Seller shall give detailed written notice to Buyer promptly upon learning of the occurrence of any event that would cause or constitute a breach, or that would have caused a breach had such event occurred or been known to Seller prior to the date hereof, of any of Seller's representations or warranties contained in this Agreement.

    4.4 Application for FCC Consent. Seller and Buyer have filed applications with the FCC ("Application") requesting the FCC's written consent to the assignment of the FCC Authorizations to CCBL and for the consummation of the transactions contemplated by this Agreement. Seller shall diligently take all steps that are necessary, proper or desirable to expedite the prosecution of the Application to a favorable conclusion. Seller shall promptly provide Buyer with a copy of any pleading, order or other document served on Seller relating to the Application. Seller shall furnish all information required by the FCC and shall be represented at all meetings or hearings scheduled to consider such Application. The FCC's written consent to the Application is referred to herein as the "FCC Consent." In the event that Closing occurs hereunder prior to a Final FCC Consent, then Seller's obligations under this Section 4.4 shall survive the Closing. For purposes of this Agreement, the term "Final" shall mean that action shall have been taken by the FCC (including action duly taken by the FCC's staff, pursuant to delegated authority) which shall not have been reversed, stayed, enjoined, set aside, annulled or suspended; with respect to which no timely request for stay, petition for rehearing, appeal or certiorari or sua sponte action of the FCC with comparable effect shall be pending; and as to which the time for filing any such request, petition, appeal, certiorari or for the taking of any such sua sponte action by the FCC shall have expired or otherwise terminated. If the Closing occurs prior to a Final FCC Consent, and prior to becoming Final the FCC Consent is reversed or otherwise set aside, and there is a Final order of the FCC (or court of competent jurisdiction) requiring the re-assignment of the FCC Authorizations to Seller, then the purchase and sale of the Station Assets shall be rescinded. In such event, Buyer shall reconvey to Seller the Station Assets, and Seller shall repay to Buyer the Purchase Price and reassume the contracts and leases assigned and assumed at Closing. Any such rescission shall be consummated on a mutually agreeable date within thirty days of such Final order (or, if earlier, within the time required by such order). In connection therewith, Buyer and Seller shall each execute such documents (including execution by Buyer of instruments of conveyance of the Station Assets to Seller and execution by Seller of instruments of assumption of the contracts and leases assigned and assumed at Closing) and make such payments (including repayment by Seller to Buyer of the Purchase Price) as are necessary to give effect to such rescission.

    4.5 Consents. Seller shall use its commercially reasonable efforts to obtain all of the consents noted on Schedule 2.11 hereto. If Seller does not obtain a consent required to assign a contract or lease hereunder, Buyer shall not be required to assume such contract or lease. Marked with an asterisk on Schedule
2.11 are those consents the receipt of which is a condition precedent to Buyer's obligation to close under this Agreement (the "Required Consents").

    4.6 Notice of Proceedings. Seller will promptly notify Buyer in writing upon: (a) becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereunder; or (b) receiving any notice from any governmental department, court, agency or commission of its intention (i) to institute an investigation into, or institute a suit or proceeding to restrain or enjoin, the consummation of this Agreement or such transactions, or (ii) to nullify or render ineffective this Agreement or such transactions if consummated.

    4.7 Consummation of Agreement. Subject to the provisions of Section 10.1 of this Agreement: (a) Seller shall fulfill and perform all conditions and obligations on its part to be fulfilled and performed under this Agreement, and cause the transactions contemplated by this Agreement to be fully carried out; and (b) Seller shall not take any action that would make the consummation of this Agreement contrary to the Communications Act or the rules, regulations or policies of the FCC. Seller shall comply with the terms of the Selling Company Acquisition Documents, shall maintain the Selling Company Acquisition Documents in full force and effect, and shall not terminate, amend, modify or waive any of Seller's rights or the Selling Companies' obligations under, the Selling Company Acquisition Documents, without the prior written consent of Buyer.

    4.8 Hart-Scott-Rodino. As soon as possible (but in no event later than seven calendar days after the date of this Agreement), if necessary, Seller shall prepare and file all documents with the Federal Trade Commission and the United States Department of Justice as are required to comply with the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "Hart-Scott-Rodino Act"), request early termination of the waiting period, and shall thereafter furnish promptly all materials thereafter requested by any of the regulatory agencies having jurisdiction over such filings.

    4.9 Confidentiality. Any and all information, disclosures, knowledge or facts regarding Buyer or its business or properties to which Seller is exposed as a result of the negotiation, preparation or performance of this Agreement shall be confidential and shall not be divulged, disclosed or communicated to any other person, firm, corporation or entity, except for Seller's employees, attorneys, accountants, investment bankers, investors and lenders, and their respective attorneys, on a need-to-know basis for the purpose of consummating the transactions contemplated by this Agreement.

    4.10 Estoppel Certificates; Title Insurance; Liens. Seller, at Seller's expense, will use commercially reasonable efforts to obtain and deliver to Buyer
(i) written estoppel certificates (the "Estoppel Certificates") duly executed by the lessors under the leases of Real Property described on Schedule 1.1(c), in form and substance reasonably satisfactory to Buyer, (ii) commitments from a title company acceptable to Buyer to issue to Buyer at standard rates ALTA extended coverage owner's and leasehold title insurance policies with respect to the owned and leased Real Property with no exceptions other than Permitted Encumbrances (the "Title Commitments") and (iii) UCC, judgment and state and federal tax lien search reports (showing searches in the name of Seller and the call letters of each Station) necessary to assure that no Liens are filed or recorded against the Station Assets in the public records of any jurisdiction where the Station Assets are located (the "Lien Search Reports").

    4.11 Employee Matters.

         (a) Buyer may offer employment to any of Seller's employees of the Stations (each an "Employee") who is available for work on the Closing Date. Any such offer shall be for employment at will by Buyer as new employees of Buyer (subject to any applicable probation period not prohibited by law) to occupy positions designated by Buyer and pursuant to the terms and conditions determined by Buyer in it sole discretion.

         (b) Seller agrees to make available to Buyer, to the fullest extent permitted by law, all information and materials requested by Buyer from the personnel files of each employee of Seller who shall have elected to accept employment with Buyer.

         (c) Buyer assumes no obligation to continue or assume any compensation arrangements or liabilities of Seller (including, but not limited to, any salary, bonuses, fringe benefits, insurance plans, or pension or retirement benefits under any compensation or retirement plan maintained by Seller) to any such Employee.

         (d) Seller agrees to remain responsible for the payment of all accrued benefits in accordance with the terms of Seller's retirement plans, including any retiree medical, dental and life insurance plan. Buyer shall not at any time assume any liability under Seller's retirement plans for the payment of benefits to any active or any terminated, vested or retired participants in Seller's retirement plans.

         (e) Seller shall retain the responsibility for payment of all medical, dental, health and disability claims incurred by any Employee prior to the Closing Date, and Buyer shall not assume any liability with respect to such claims. Seller also agrees to retain responsibility for disability payments to employees on medial or disability leave at the Closing Date until such time as such Employee is offered employment by Buyer, in its sole discretion, or as otherwise required under applicable law or regulation. Except as provided in the immediately preceding sentence, Buyer shall assume responsibility for payment of all medical, dental, health and disability claims incurred by Employees in its employ on or after the Closing Date, which are covered under Buyer's benefit plans and in which the Employee is a participant.

         (f) Seller agrees that it shall retain, consistent with its normal employment practices, all liabilities and obligations, if any (including, without limitation, the liability and obligation for all wages, salary, vacation pay and unemployment, medical, dental, health and disability benefits), for those former employees of Seller who retired or terminated employment prior to the Closing Date or otherwise do not become employees of Buyer.

         (g) Seller, with respect to the Employees, will timely give all notices required to be given under the Worker Adjustment and Retraining Notification Act of 1988 or similar statutes or regulation of any jurisdiction relating to any plant closing or mass lay off or as otherwise required by law and shall fully indemnify and hold harmless Buyer with respect to any liability that may arise with respect thereto relating to the Employees.

         (h) Any Employee who becomes an employee of Buyer on the Closing Date and who was eligible to participate in Seller's 401(k) Plan shall become eligible to participate in Buyer's 401(k) Savings Plan without regard to the eligibility requirements contained therein.

ARTICLE 5: COVENANTS OF BUYER

    Buyer covenants and agrees that from the date hereof until the completion of the Closing:

    5.1 Representations and Warranties. Buyer shall give detailed written notice to Seller promptly upon learning of the occurrence of any event that would cause or constitute a breach or would have caused a breach had such event occurred or been known to Buyer prior to the date hereof, of any of the representations and warranties of Buyer contained in this Agreement.

    5.2 Application for FCC Consent. Buyer will diligently take, or cooperate in the taking of, all steps that are necessary, proper or desirable to expedite the prosecution of the Application to a favorable conclusion. Buyer will promptly provide Seller with copies of any pleading, order or other document served on it relating to the Application. Buyer shall furnish all information required by the FCC and shall be represented at all meetings or hearings scheduled to consider such Application. In the event that Closing occurs prior to a Final FCC Consent, then Buyer's obligations under Section 4.4 and this Section 5.2 shall survive the Closing.

    5.3 Consummation of Agreement. Subject to the provisions of Section 10.1 of this Agreement: (a) Buyer shall fulfill and perform all conditions and obligations on its part to be fulfilled and performed under this Agreement, and to cause the transactions contemplated by this Agreement to be fully carried out, and (b) Buyer shall not take any action that would make the consummation of this Agreement contrary to the Communications Act or the rules, regulations or policies of the FCC. Buyer shall use commercially reasonable efforts to prevent any of the representations and warranties set forth in Article 3 from becoming untrue or incorrect, to cause the conditions to Closing set forth in Article 6 below to be satisfied, and to ensure that the transactions contemplated hereby shall be consummated as set forth herein.

    5.4 Notice of Proceedings. Buyer will promptly notify Seller in writing upon: (a) becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereunder; or (b) receiving any notice from any governmental department, court, agency or commission of its intention (i) to institute an investigation into, or institute a suit or proceeding to restrain or enjoin, the consummation of this Agreement or such transactions, or (ii) to nullify or render ineffective this Agreement or such transactions if consummated.

    5.5 Hart-Scott-Rodino. As soon as possible (but in no event later than seven calendar days after the date of this Agreement), if necessary, Buyer shall prepare and file all documents with the Federal Trade Commission and the United States Department of Justice as are required to comply with the Hart-Scott-Rodino Act, request early termination of the waiting period thereof, and shall thereafter furnish promptly all materials thereafter requested by any of the regulatory agencies having jurisdiction over such filings.

    5.6 Confidentiality. Any and all information, disclosures, knowledge or facts regarding Seller, the Stations and their operation and properties derived from or resulting from Buyer's acts or conduct (including without limitation acts or conduct of Buyer's officers, employees, accountants, counsel, agents, consultants or representatives, or any of them) under the provisions of Section
4.2 hereof shall be confidential and shall not be divulged, disclosed or communicated to any other person, firm, corporation or entity, except for Buyer's attorneys, accountants, investment bankers, investors and lenders, and their respective attorneys for the purpose of consummating the transactions contemplated by this Agreement. In the event this Agreement is terminated prior to Closing, Buyer shall, and shall cause its representatives to, destroy or return to Seller all such information in its possession.

ARTICLE 6: CONDITIONS TO THE OBLIGATIONS OF SELLER

    The obligations of Seller under this Agreement are, at its option, subject to the fulfillment of the following conditions prior to or on the Closing Date:

    6.1 Representations, Warranties and Covenants.

         (a) Each of the representations and warranties of Buyer contained in this Agreement (without regard to any materiality qualifications contained therein) shall have been true and correct in all material respects as of the date when made and shall be deemed to be made again on and as of the Closing Date and shall then be true and correct in all material respects, except to the extent changes are permitted or contemplated pursuant to this Agreement.

         (b) Buyer shall have performed and complied in all material respects with each and every covenant and agreement required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

         (c) Buyer shall have furnished Seller with a certificate, dated the Closing Date and duly executed by an officer authorized on behalf of Buyer to give such a certificate, to the effect that the conditions set forth in Sections 6.1(a) and (b) have been satisfied.

    6.2 Proceedings.

         (a) Neither Seller nor Buyer shall be subject to any restraining order or injunction restraining or prohibiting the consummation of the transactions contemplated hereby.

         (b) In the event such a restraining order or injunction is in effect, this Agreement may not be abandoned by Seller pursuant to this Section 6.2 prior to the Final Closing Date (defined below), but the Closing shall be delayed during such period. This Agreement may be abandoned after the Final Closing Date (defined below) if such restraining order or injunction remains in effect.

    6.3 FCC Authorization. The assignment of the FCC Authorizations to CCBL shall have been initially approved without any conditions materially adverse to Seller.

    6.4 Hart-Scott-Rodino. If applicable, the waiting period under the Hart-Scott-Rodino Act shall have expired or been terminated.

    6.5 Deliveries. Buyer shall have complied with each and every one of its obligations set forth in Section 8.2.

ARTICLE 7: CONDITIONS TO THE OBLIGATIONS OF BUYER

    The obligations of Buyer under this Agreement are, at its option, subject to the fulfillment of the following conditions prior to or on the Closing Date:

    7.1 Representations, Warranties and Covenants.

         (a) Each of the representations and warranties of Seller contained in this Agreement (without regard to any materiality qualifications contained therein) shall have been true and correct in all material respects as of the date when made and shall be deemed to be made again on and as of the Closing Date and shall then be true and correct in all material respects except to the extent changes are permitted or contemplated pursuant to this Agreement.

         (b) Seller shall have performed and complied in all material respects with each and every covenant and agreement required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

         (c) Seller shall have furnished Buyer with a certificate, dated the Closing Date and duly executed by an officer authorized on behalf of Seller to give such a certificate, to the effect that the conditions set forth in Sections 7.1(a) and (b) have been satisfied.

    7.2 Proceedings.

         (a) Neither Seller nor Buyer shall be subject to any restraining order or injunction restraining or prohibiting the consummation of the transactions contemplated hereby.

         (b) In the event such a restraining order or injunction is in effect, this Agreement may not be abandoned by Buyer pursuant to this Section 7.2 prior to the Final Closing Date (defined below), but the Closing shall be delayed during such period. This Agreement may be abandoned after such date if such restraining order or injunction remains in effect.

    7.3 FCC Authorization. The assignment of the FCC Authorizations to CCBL shall have been initially approved by the FCC (and in the event the Application is contested in any respect, at Buyer's option, such FCC Consent shall have become Final), without any conditions materially adverse to Buyer.

    7.4 Hart-Scott-Rodino. If applicable, the waiting period under the Hart-Scott-Rodino Act shall have expired or been terminated.

    7.5 Deliveries. Seller shall have complied with each and every one of its obligations set forth in Section 8.1.

    7.6 Required Consents. Seller shall have obtained all of the Required Consents.

    7.7 No Material Change. Seller's business shall not have been materially and adversely affected as of the Closing Date. No change shall be considered "materially adverse" if it arises out of or is related to the terms hereof or the transactions contemplated hereby.

ARTICLE 8: ITEMS TO BE DELIVERED AT THE CLOSING

    8.1 Deliveries by Seller. At the Closing, Seller shall deliver to Buyer duly executed by Seller or such other signatory as may be required by the nature of the document:

         (a) bills of sale, certificates of title, endorsements, assignments, general warranty deeds and other good and sufficient instruments of sale, conveyance, transfer and assignment, in form and substance satisfactory to Buyer, sufficient to sell, convey, transfer and assign the FCC Authorizations to CCBL and the other Station Assets to CCB free and clear of any Liens (other than Permitted Encumbrances) and to quiet Buyer's title thereto;

         (b) the consent of the FCC referred to in Sections 4.4 and 5.2 and evidence of compliance by Seller with its obligations, and the Required Consents under Section 4.5 and any other Consents obtained by Seller;

         (c) certified copies of appropriate resolutions, duly adopted, which shall be in full force and effect at the time of the Closing, authorizing the execution, delivery and performance by Seller of this Agreement, and the consummation of the transactions contemplated hereby;

         (d) the certificate referred to in Section 7.1(c);

         (e) an opinion of Seller's counsel in the form and substance satisfactory to Buyer;

         (f) the Estoppel Certificates, Title Commitments and the Lien Search Reports; and

         (g) the Noncompetition Agreement duly executed by Seller.

    8.2 Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller:

         (a) the Purchase Price, which shall be paid in the manner specified in
Section 1.4;

         (b) an instrument or instruments of assumption of the Contracts and Real Property leases to be assumed by CCB pursuant to this Agreement;

         (c) certified copies of resolutions, duly adopted by the Boards of Directors of each Buyer, which shall be in full force and effect at the time of the Closing, authorizing the execution, delivery and performance by each Buyer of this Agreement and the consummation of the transactions contemplated hereby; and

         (d) the certificate referred to in Section 6.1(c).

ARTICLE 9: SURVIVAL; INDEMNIFICATION

    9.1 Survival. All representations, warranties, covenants and agreements contained in this Agreement, or in any certificate, agreement, or other document or instrument, delivered pursuant hereto, shall survive (and not be affected in any respect by) the Closing for a period of 18 months after Closing, and shall not be affected by any investigation conducted by any party hereto and any information which any party may receive.

    9.2 Basic Provision.

         (a) From and after Closing, Seller (an "Indemnifying Party") hereby agrees to indemnify and hold harmless Buyer, the directors, officers and employees of Buyer and all persons which directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with Buyer, and their respective successors and assigns (collectively, the "Buyer Indemnitees") from, against and in respect of, and to reimburse the Buyer Indemnitees for, the amount of any and all Deficiencies (as defined in Section 9.3(a)).

         (b) From and after Closing, Buyer (an "Indemnifying Party") hereby agrees to indemnify and hold harmless Seller, the directors, officers and employees of Seller and all persons which directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with Seller, and their respective successors and assigns (collectively, the "Seller Indemnitees") from, against and in respect of, and to reimburse the Seller Indemnitees for, the amount of any and all Deficiencies (as defined in Section 9.3(b)).

    9.3 Definition of "Deficiencies".

         (a) As used in this Article 9, the term "Deficiencies" when asserted by Buyer Indemnitees or arising out of a third party claim against Buyer Indemnitees shall mean any and all losses, damages, liabilities and claims sustained by the Buyer Indemnitees and arising out of, based upon or resulting from:

              (i) any misrepresentation, breach of warranty, or any non-fulfillment of any representation, warranty, covenant, obligation or agreement on the part of Seller contained in or made pursuant to this Agreement;

              (ii) any failure by Seller to pay or perform any obligation relating to the Stations that is not expressly assumed by Buyer pursuant to the provisions of this Agreement;

              (iii) any litigation, proceeding or claim by any third party relating to the business or operations of the Stations prior to the Closing Date;

              (iv) any severance pay or other payment required to be paid with respect to employees of the Stations (relating to such employees' employment prior to Closing if they are hired by Buyer);

              (v) the ownership and operation of the Stations prior to Closing; and

              (vi) any and all acts, suits, proceedings, demands, assessments and judgments, and all fees, costs and expenses of any kind, related or incident to any of the foregoing (including, without limitation, any and all Legal Expenses (as defined in Section 9.6 below)).

         (b) As used in this Article 9, the term "Deficiencies" when asserted by Seller Indemnitees or arising out of a third party claim against Seller Indemnitees shall mean any and all losses, damages, liabilities and claims sustained by the Seller Indemnitees and arising out of, based upon or resulting from:

              (i) any misrepresentation, breach of warranty, or any non-fulfillment of any representation, warranty, covenant, obligation or agreement on the part of Buyer contained in or made pursuant to this Agreement;

              (ii) any failure by Buyer to pay or perform any obligation or liability relating to the Stations that is expressly assumed by Buyer pursuant to the provisions of this Agreement;

              (iii) any litigation, proceeding or claim by any third party to the extent relating to the business or operations of the Stations after the Closing Date;

              (iv) the ownership and operation of Stations after Closing; and

              (v) any and all acts, suits, proceedings, demands, assessments and judgments, and all fees, costs and expenses of any kind, related or incident to any of the foregoing (including, without limitation, any and all Legal Expenses (as defined in Section 9.6 below)).

    9.4 Procedures.

         (a) In the event that any claim shall be asserted by any third party against the Buyer Indemnitees or Seller Indemnitees (Buyer Indemnitees or Seller Indemnitees, as the case may be, hereinafter, the "Indemnitees"), which, if sustained, would result in a Deficiency, then the Indemnitees, as promptly as practicable after learning of such claim, shall notify the Indemnifying Party of such claim, and shall extend to the Indemnifying Party a reasonable opportunity to defend against such claim, at the Indemnifying Party's sole expense and through legal counsel acceptable to the Indemnitees, provided that the Indemnifying Party proceeds in good faith, expeditiously and diligently. The Indemnitees shall, at their option and expense, have the right to participate in any defense undertaken by the Indemnifying Party with legal counsel of their own selection. No settlement or compromise of any claim which may result in a Deficiency may be made by the Indemnifying Party without the prior written consent of the Indemnitees unless: (A) prior to such settlement or compromise the Indemnifying Party acknowledges in writing its obligation to pay in full the amount of the settlement or compromise and all associated expenses; and (B) the Indemnitees are furnished with a full release.

         (b) In the event that the Indemnitees assert the existence of any Deficiency against the Indemnifying Party, they shall give written notice to the Indemnifying Party of the nature and amount of the Deficiency asserted. If the Indemnifying Party within a period of thirty (30) days after the giving of the Indemnitees' notice, shall not give written notice to the Indemnitees announcing its intent to contest such assertion of the Indemnitees (such notice by the Indemnifying Party being hereinafter referred to as the "Contest Notice"), such assertion of the Indemnitees shall be deemed accepted and the amount of the Deficiency shall be deemed established. In the event, however, that a Contest Notice is given to the Indemnitees within said 30-day period, then the contested assertion of a Deficiency shall be settled by arbitration to be held in San Antonio, Texas in accordance with the Commercial Rules of the American Arbitration Association then existing. The determination of the arbitrator shall be delivered in writing to the Indemnifying Party and the Indemnitees and shall be final, binding and conclusive upon all of the parties hereto, and the amount of the Deficiency, if any, determined to exist, shall be deemed established.

         (c) The Indemnitees and the Indemnifying Party may agree in writing, at any time, as to the existence and amount of a Deficiency, and, upon the execution of such agreement such Deficiency shall be deemed established.

    9.5 Payment of Deficiencies. The Indemnifying Party hereby agrees to pay the amount of established Deficiencies within 15 days after the establishment thereof. The amount of established Deficiencies shall be paid in cash. At the option of the Indemnitees, the Indemnitees may offset any Deficiency or any portion thereof that has not been paid by the Indemnifying Party to the Indemnitees against any obligation the Indemnitees, or any of them, may have to the Indemnifying Party.

    9.6 Legal Expenses. As used in this Article 9, the term "Legal Expenses" shall mean any and all fees (whether of attorneys, accountants or other professionals), costs and expenses of any kind reasonably incurred by any person identified herein and its counsel in investigating, preparing for, defending against, or providing evidence, producing documents or taking other action with respect to any threatened or asserted claim.

    9.7 Limitations on Indemnification. Notwithstanding any other provision of this Article 9: (a) no Indemnifying Party shall be liable for indemnification under this Article 9 unless and until the total amount of claims for indemnification shall aggregate $50,000 (in which event the Indemnifying Party shall be liable for all such claims), and (b) no Indemnifying Party shall be liable for indemnification in an aggregate amount in excess of $15,000,000. Subject to Section 10.2 and 10.10, and except as otherwise provided in this Agreement, the indemnification provided in this Article 9 shall be the exclusive remedy of Buyer and Seller for all claims for Deficiencies brought under this Agreement after the Closing Date.

ARTICLE 10: MISCELLANEOUS

    10.1 Termination. This Agreement may be terminated at any time prior to
Closing: (a) by the mutual consent of Seller and Buyer; (b) by any party hereto if the FCC has denied the approvals contemplated by this Agreement in an order which has become Final; (c) by Buyer under the provisions of Section 2.14 (Environmental Matters); (d) by Buyer as provided in Section 10.8 (Broadcast Transmission Interruption); (e) by Buyer as provided in Section 10.9 (Risk of
Loss); (f) by Buyer or Seller if the first of the Closings has not taken place by July 12, 2001 (the "Final Closing Date"); (g) by Buyer, if on the Closing Date Seller has failed to satisfy the conditions set forth in Section 7.1, 7.5,
7.6 or 7.7; (h) by Buyer if Seller has failed to cure a material breach of any of its representations, warranties or covenants under this Agreement within thirty (30) calendar days after it receives notice from Buyer of such breach;
(i) by Seller, if on the Closing Date Buyer has failed to satisfy the conditions set forth in Section 6.1 or 6.5; (j) by Seller if Buyer has failed to cure a material breach of any of its representations, warranties or covenants under this Agreement within thirty (30) calendar days after it receives notice from Seller of such breach; or (k) by Buyer if the Asset Purchase Agreement and the Asset Exchange Agreement made as of March 5, 2000 (as amended to date) between Seller and certain AMFM, Inc. companies are terminated. A termination pursuant to this Section 10.1 shall not relieve any party of any liability it would otherwise have for a breach of this Agreement. Notwithstanding anything contained to the contrary in this Agreement, in the event of a breach of a representation or warranty, or any failure to comply with or perform a covenant or agreement, on the part of Seller under this Agreement, the Purchase Price shall be reduced (in lieu of termination by Buyer) in the amount required to cure any such breach or failure that is susceptible of being cured by such a reduction.

    10.2 Specific Performance. In the event of a breach or threatened breach by Seller of any representation, warranty, covenant or agreement under this Agreement, at Buyer's election, in addition to any other remedy available to it, Buyer shall be entitled to an injunction restraining any such breach or threatened breach and, subject to obtaining any requisite approval of the FCC, to enforcement of this Agreement by a decree of specific performance requiring Seller to fulfill its obligations under this Agreement, in each case without the necessity of showing economic loss or other actual damage and without any bond or other security being required.

    10.3 Expenses. Each party hereto shall bear all of its expenses incurred in connection with the transactions contemplated by this Agreement, including without limitation, accounting and legal fees incurred in connection herewith; provided, however, that: (i) Seller and Buyer shall each pay one-half of the FCC filing fees required to be paid in connection with the Application referred to in Sections 4.4 and 5.2 hereof; (ii) Seller shall be exclusively responsible for, and Buyer shall not have any liability or responsibility for any sales or transfer taxes (including without limitation any real estate transfer taxes), arising from the transfer of the Station Assets to Buyer; and (iii) Seller and Buyer shall each pay one-half of any Hart-Scott-Rodino Act filing fees, if applicable.

    10.4 Bulk Sales Laws. Seller agrees to indemnify and hold Buyer harmless, in the manner and to the extent provided in Article 9 above, from all claims made by creditors with respect to non-compliance with any bulk sales law. Buyer and Seller hereby waive compliance with applicable laws under Article 6 of the Uniform Commercial Code of any state, or any similar law, relating to the sale of assets in bulk that may apply to the transactions contemplated by this Agreement.

    10.5 Remedies Cumulative. The remedies provided in this Agreement shall be cumulative and shall not preclude the assertion by any party hereto of any other rights or the seeking of any other remedies against the other party hereto.

    10.6 Further Assurances. From time to time prior to, on and after the Closing Date, each party hereto will execute all such instruments and take all such actions as any other party shall reasonably request, without payment of further consideration, in connection with carrying out and effectuating the intent and purpose hereof and all transactions contemplated by this Agreement, including without limitation the execution and delivery of any and all confirmatory and other instruments in addition to those to be delivered on the Closing Date, and any and all actions which may reasonably be necessary to complete the transactions contemplated hereby. The parties shall cooperate fully with each other and with their respective counsel and accountants in connection with any steps required to be taken as part of their respective obligations under this Agreement.

    10.7 Public Announcements. Prior to the Closing Date, no party shall, without the approval of the other party hereto, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except (i) to announce it has been entered into, (ii) in accordance with FCC rules, and (iii) as and to the extent that such party shall be so obligated by law, in which case such party shall give advance notice to the other party and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued.

    10.8 Broadcast Transmission Interruption. If before the Closing the regular broadcast transmission of any Station in the normal and usual manner is interrupted for a period of two consecutive hours or more, Seller shall give the prompt written notice thereof to Buyer. Buyer shall then have the right, by giving written notice to Seller, to postpone (and if necessary re-postpone) the Closing until transmission has been re-established.

    10.9 Risk of Loss. The risk of loss, damage or destruction to any of the Station Assets shall be borne by Seller at all times up to 12:01 a.m. local time on the Closing Date, and it shall be the responsibility of Seller to repair or cause to be repaired and to restore the property to its condition prior to any such loss, damage, or destruction. In the event of any such loss, damage, or destruction, the proceeds of any claim for any loss, payable under any insurance policy with respect thereto, shall be used to repair, replace, or restore any such property to its former condition, subject to the conditions stated below. In the event of any material loss or damage to any of the Station Assets, Seller shall notify Buyer thereof in writing immediately. Such notice shall specify with particularity the loss or damage incurred, the cause thereof (if known or reasonably ascertainable), and the insurance coverage. In the event that the property is not completely repaired, replaced or restored on or before the scheduled Closing Date, Buyer at its option: (a) may elect to postpone Closing until such time as the property has been completely repaired, replaced or restored (and, if necessary, Seller shall join Buyer in requesting from the

FCC any extensions of time in which to consummate the Closing that may be required in order to complete such repairs); or (b) may elect to consummate the Closing and accept the property in its then condition, in which event Seller shall pay to Buyer all proceeds of insurance and assign to Buyer the right to any unpaid proceeds.

    10.10 Arbitration. In case any disagreement shall arise on or before the Closing Date between the parties hereto in relation to this Agreement, whether as to the construction or operation hereof or the respective rights and liabilities hereunder, such disagreement shall be decided by arbitration. Arbitration shall be initiated by either party giving written notice to arbitrate to the other party, stating the question to be arbitrated and the name of the arbitrator selected by that party. Within fifteen (15) days of the date of said notice to arbitrate certificate, the other party shall select and give written notice of its arbitrator to the initiating party. The two arbitrators so selected shall select a third arbitrator and give written notice within five (5) days after the third arbitrator is chosen. The arbitration shall be conducted solely by the third arbitrator, who shall hear evidence and make an award as promptly as practicable after the notice of selection of the third arbitrator is given to the parties, which award, when signed by the third arbitrator, shall be final. If either party shall refuse or neglect to appoint an arbitrator within fifteen (15) days after the other shall have appointed an arbitrator and given written notice to arbitrate to the other, requiring such party to appoint an arbitrator, then the arbitrator so appointed by the first party shall have power to proceed to arbitrate and determine the matters of disagreement as if he were an arbitrator appointed by both the parties hereto for that purpose, and his award in writing signed by him shall be final. The party against which such award is made shall pay all costs and expenses of the arbitration. The Closing Date shall be automatically postponed during any such arbitration, but not beyond the Final Closing Date. Nothing herein shall prevent Buyer from obtaining an injunction, decree of specific performance or other equitable relief from any court.

ARTICLE 11: GENERAL PROVISIONS

    11.1 Successors and Assigns. Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective representatives, successors and assigns. Seller may not assign this Agreement or any part hereof without the prior written consent of Buyer, and any attempted assignment without such consent shall be void. Buyer may assign this Agreement without Seller's consent (a) in whole or in part to an Affiliate of Buyer, and (b) in part (including without limitation separate assignments with respect to one or more of the Stations), provided that any such assignee shall be legally qualified to be an FCC broadcast licensee and such assignment shall not unduly delay the Closing.

    11.2 Amendments; Waivers. The terms, covenants, representations, warranties and conditions of this Agreement may be changed, amended, modified, waived, or terminated only by a written instrument executed by the party waiving compliance. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right of such party at a later date to enforce the same. No waiver by any party of any condition or the breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

    11.3 Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing (which shall include notice by telex or facsimile transmission) and shall be deemed to have been duly made and received when personally served, or when delivered by Federal Express or a similar overnight courier service, expenses prepaid, or, if sent by telex, graphic scanning or other facsimile communications equipment, delivered by such equipment, addressed as set forth below:


(a)  if to Seller, then to:            Cumulus Broadcasting, Inc.
                                       111 E. Kilbourn Avenue, Suite 2700
                                       Milwaukee, WI 53211
                                       Attention: Terrence J. Leahy
                                       Facsimile: (414) 615-2880

with a copy (which shall
not constitute notice) to:             Paul, Hastings, Janofsky & Walker
                                       1299 Pennsylvania Avenue, N.W.
                                       Washington, D.C. 20004
                                       Attention: David D. Burns
                                       Facsimile: (202) 508-9700

(b)  if to Buyer, then to:             Clear Channel Broadcasting, Inc.
                                       200 E. Basse Road
                                       San Antonio, Texas 78209
                                       Attention: President
                                       Facsimile: (210) 822-2299
with a copy (which shall not
constitute notice) to:                 Wiley, Rein & Fielding
                                       1776 K Street, N.W.
                                       Washington, D.C. 20006
                                       Attention: Richard J. Bodorff
                                       Facsimile: (202) 429-7209

Any party may alter the address to which communications are to be sent by giving notice of such change of address in conformity with the provisions of this Section providing for the giving of notice.

    11.4 Captions. The captions of Articles and Sections of this Agreement are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

    11.5 Governing Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of laws.

    11.6 Entire Agreement. This Agreement and the Exhibits and Schedules hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof, and supersede all prior agreements, understandings, inducements or conditions, express or implied, oral or written, relating to the subject matter hereof, including without limitation the Binding Agreement for Purchase of Radio Stations dated July 17, 2000, among the parties. The express terms hereof control and supersede any course of performance and/or usage of trade inconsistent with any of the terms hereof. This Agreement has been prepared by all of the parties hereto, and no inference of ambiguity against the drafter of a document therefore applies against any party hereto. Each plural and singular term used herein (including without limitation the terms "Seller," "Stations," "Selling Companies," "Selling Company Acquisition Documents," and "Cumulus Closing") shall be construed case by case to mean any one or some or all of the constituent elements of such terms, as the context requires, to enable Buyer to obtain the fullest benefit of this Agreement.

    11.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

    11.8 Like-Kind Exchange. To facilitate the transfer of the Station Assets as part of a like-kind exchange under Section 1031 of the Internal Revenue Code, Buyer may assign its rights under this Agreement (in whole or in part) to a "qualified intermediary" under section 1.1031(k)-1(g)(4) of the treasury regulations (but such assignment shall not relieve it of its obligations under this Agreement). If Buyer gives notice of such assignment, Seller shall provide Buyer with a written acknowledgment of such notice prior to Closing and convey the Station Assets (or such portion thereof as is designated in writing by the qualified intermediary) to or on behalf of the qualified intermediary at Closing and otherwise cooperate therewith.

    11.9 Schedules. This Agreement is being executed prior to delivery of the Schedules hereto, and is subject to and contingent upon delivery of all such Schedules by Seller in form and substance reasonably satisfactory to Buyer (the "Schedule Condition") within thirty calendar days of the date of this Agreement. If the Schedule Condition is not satisfied by such date, Buyer may terminate this Agreement by written notice to Seller.



                            [SIGNATURE PAGE FOLLOWS]

                   SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT


    IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.



BUYER:                                 CLEAR CHANNEL BROADCASTING, INC.
                                       CLEAR CHANNEL BROADCASTING LICENSES, INC.

                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:


SELLER:                                CUMULUS BROADCASTING, INC.
                                       CUMULUS LICENSING CORP.
                                       CUMULUS WIRELESS SERVICES, INC.


                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

Schedules

1.1(a)   -    Licenses and Authorizations

1.1(b)   -    Tangible Personal Property

1.1(c)   -    Real Property

1.1(e)   -    Contracts

1.1(f)   -    Intangible Property

2.6      -    Financial Statements

2.11     -    Consents

2.16     -    Insurance Policies

2.17     -    Employment Matters


Exhibits

A        -    Purchase Price

B        -    Noncompetition Agreement

                                    Exhibit A


    The Purchase Price shall be the sum of the following (but not exceeding the amount for each market set forth below):

    (i) an amount equal to a multiple of 15x calendar year 1999 broadcast cash flow for the Cumulus Stations in Mason City, Rochester and Mankato/New Ulm;

    (ii)  $9,390,000 for the Evansville Stations; and

    (iii) the purchase price paid by Seller to acquire the Columbus Owned Stations, the Columbus Stations and the CP Station (including any pre-paid purchase price or portion of pre-paid LMA fees attributable to the post-Closing period) plus any amounts that, in accordance with GAAP, constitute capital expenditures made by Seller to improve the Columbus Stations (the "Columbus Price").

    The Purchase Prices for the Stations shall not exceed the following:

              Evansville Stations                           $ 9,390,000

              Cumulus Stations in:

                  Mason City                                $15,420,000
                  Rochester                                 $10,185,000
                  Mankato/New Ulm                           $20,310,000

              Columbus Owned Stations,                      $22,254,000
              Columbus Stations and
              CP Stations

    Seller shall promptly provide Buyer: (a) evidence to confirm the amount of the Columbus Price and a detailed breakdown thereof and backup therefor, and (b) to the extent not already provided to Buyer, statements of income for calendar year 1999 and the first five months of calendar year 2000 and sales projections for the third calendar quarter for all Stations (which, in the case of the statements of income, shall have been prepared in accordance with GAAP and fairly present the Stations' results of operations). As used herein, "broadcast cash flow" means net cash income from the sale of advertising time (before interest, income tax, depreciation and amortization).